Exhibit 99.1

NEWS RELEASE

Synergy Presents New Insights at Digestive Disease Week (DDW) Examining Patient and Physician Perceptions and Experiences with Chronic Idiopathic Constipation (CIC)

Results from the BURDEN-CIC Study highlight the condition’s impact and show need for additional CIC treatment options.

NEW YORK — May 7, 2017 — Synergy Pharmaceuticals Inc. (NASDAQ:SGYP) today announced new insights that highlighted the frustrations many patients with chronic idiopathic constipation (CIC) feel with managing their condition. Detailed results from the BURDEN-CIC Study (Better Understanding and Recognition of the Disconnects, Experiences and Needs of Patients with Chronic Idiopathic Constipation) were presented today at Digestive Disease Week (DDW), in Chicago. Findings are based on results from an online survey of more than 1,200 patients and 325 healthcare providers (HCPs).

Patients are significantly impacted by their CIC, but feel resigned to their condition. Surveyed patients noted their lives are significantly impacted by CIC in terms of participation in daily activities and measurable loss in productivity:

•                  More than 40% of patients reported being frustrated with CIC and more than a third (39%) reported that they are “accepting” of their condition.

•                  Patients report that productivity is impacted approximately five out of every 30 days each month, and personal activities are impacted about four of every 30 days of the month.

Patients feel a lack of symptom relief and treatment satisfaction. Among those surveyed, both HCPs (78%) and patients (59%) are not satisfied or not completely satisfied with current branded Rx treatment options available for the treatment of CIC:

•                  For HCPs, inadequate response to therapy, non-compliance, and side effects were noted as the top challenges with current treatments.

•                  For patients, efficacy and side effects were noted as two reasons for dissatisfaction with current treatment options, with 84% of patients stating his or her CIC is not fully relieved by current prescription treatments.

Both HCPs and patients said diarrhea is an unacceptable side effect with current CIC  treatments:

•                  More than one-third (34%) of HCPs indicate that managing treatment-related diarrhea is a key challenge with current prescription treatments.

•                  More than half (54%) of patients that experienced diarrhea because of his or her prescription medication discontinued their treatment.

•                  Approximately 82% of HCPs and 70% of patients do not agree that diarrhea is an acceptable treatment outcome.

“The BURDEN-CIC Study sheds light on the dissatisfaction and frustration many patients and HCPs experience when managing CIC, which poses a significant challenge due to its wide range of symptoms,” said Lucinda A. Harris, M.D., Mayo Clinic. “Though HCPs are acknowledging patients’ discontent, there is a clear need for HCPs and patients living with CIC to have more productive conversations about the patient’s health and treatment options.”

About the BURDEN-CIC Study

The BURDEN-CIC Study (Better Understanding and Recognition of the Disconnects, Experiences, and Needs of Patients with Chronic Idiopathic Constipation) participants consisted of more than 1,200 patients who met CIC criteria (mean age, 48 years; 70 percent of respondents were female) and completed the 45-minute, 68-question, IRB-approved online questionnaire. The study also evaluated, through a 30-minute, 32-item questionnaire, more than 325 healthcare providers who treat patients with CIC.

About Chronic Idiopathic Constipation (CIC)

CIC affects approximately 14 percent of the global population, disproportionately affecting women and older adults. People with CIC have persistent symptoms of difficult-to-pass and infrequent bowel movements. In addition to physical symptoms including abdominal bloating and discomfort, CIC can adversely affect an individual’s quality of life, including increasing stress levels and anxiety.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts on analogs of uroguanylin, a naturally occurring and endogenous human GI peptide, for treatment of GI diseases and disorders. For more information, please visit www.synergypharma.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com